MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES

January 17, 2003

Silver Standard Resources Inc.
Suite 1180, 999 West Hastings Street,
Vancouver, BC
Canada
V6C 2W2

Dear Sirs:

Re:    Report on the Oculto Deposit, Argentina

Mine Development Associates (“MDA”) and Mr. Steve Ristorcelli, RPG consent to the incorporation by reference in this Registration Statement on Form F-3 of Silver Standard Resources Inc. (the “Company”), to be filed in connection with the sale from time to time of securities of the Company, of the estimate of resources at the Oculto Deposit included in this Registration Statement by reference to the Annual Report of the Company on Form 2O-F for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Yours Sincerely,

MINE DEVELOPMENT ASSOCIATES

Per:

“Steve Ristorcelli”
_____________________________________
Steve Ristorcelli, RPG

775-856-5700

210 South Rock Blvd.

Reno, Nevada 89502
FAX: 775-856-6053